Exhibit 5.1

October 6, 2004

Hewitt Associates, Inc.

100 Half Day Road

Lincolnshire, Illinois 60069

Re:    2.50% Convertible Senior Notes due 2010

Ladies and Gentlemen:

I am the General Counsel of Hewitt Associates, Inc., a Delaware corporation (the “Company”), and have advised the Company in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”), with respect to the registration for resale under the Securities Act of 1933, as amended (the “Act”), of $110,000,000 aggregate principal amount of the 2.50% Convertible Senior Notes due 2010 (the “Notes”) and the shares of Class A Common Stock of the Company, par value $0.01 per share (the “Common Stock”), issuable upon conversion of the Notes. The Notes were issued pursuant to an Indenture, dated September 30, 2003, by and between Exult, Inc. (“Exult”) and J.P. Morgan Trust Company, National Association (as successor to Bank One Trust Company, N.A.), as trustee (the “Trustee”), as supplemented and amended by the First Supplemental Indenture, dated October 1, 2004, by and among the Company, Exult and the Trustee (as so supplemented and amended, the “Indenture”).

In rendering this opinion, I have examined such documents and records, including an examination of originals or copies certified or otherwise identified to my satisfaction, and such matters of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, I am of the opinion that when the shares of Common Stock are issued upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, such shares of Common Stock will be validly issued, fully paid and non-assessable.

My examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly my opinions herein are limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. I express no opinion with respect to any other law of the State of Delaware or any other jurisdiction.

Hewitt Associates, Inc.

October 6, 2004

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company to register the resale of the Notes and Common Stock under the Act and to the reference to me in the prospectus under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, I do not hereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/  C. Lawrence Connolly, III